Exhibit 5(a)

May 26, 2022

Old Republic International Corporation
307 North Michigan Avenue
Chicago, Illinois 60601

RE: Registration Statement on Form S-8
Gentlemen:

I am Vice President, Assistant Secretary and Counsel of Old Republic International Corporation, a Delaware corporation (the "Company"). This opinion is rendered in connection with the Post-Effective Amendment No. 1 filed herewith to the Registration Statement on Form S-8 originally filed with the Securities and Exchange Commission (the "Commission") on March 9, 2016 relating to the registration of 15,000,000 shares of the Company's Common Stock, $1.00 par value per share pursuant to the terms of the Old Republic International Corporation 2016 Incentive Compensation Plan (the "2016 Plan").

On May 26, 2022 (the “Effective Date”), the Company’s stockholders approved the Old Republic International Corporation 2022 Incentive Compensation Plan (the “2022 Plan”). The number of shares that were available for issuance under the 2016 Plan on the Effective Date, and the number of shares subject to outstanding awards as of the Effective Date under the 2016 Plan that on or after the Effective Date cease for any reason to be subject to such awards (other than by reason of exercise or settlement of the awards to the extent they are exercised for or settled in vested and non-forfeitable shares of Common Stock (collectively, the “Remaining 2016 Plan Shares”)) are, on and after the Effective Date, available for issuance under the 2022 Plan.

In connection therewith, I have examined originals or copies identified to my satisfaction of such documents, corporate and other records, certificates and other papers as I deemed necessary to examine for purposes of this opinion, including but not limited to the Restated Certificate of Incorporation and By-laws of the Company, as amended, resolutions of the board of directors of the Company, the 2016 Plan and the 2022 Plan.

It is my opinion that the Remaining 2016 Plan Shares, when issued pursuant to the 2022 Plan will be legally issued, and that the Remaining 2016 Plan Shares, when issued pursuant to the 2022 Plan, will be fully paid and non-assessable.

I consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to my name under "Interests of Named Experts and Counsel" in the Registration Statement.

Very truly yours,

/s/ William J. Dasso

William J. Dasso
Vice President,
Assistant Secretary and Counsel